Exhibit 10.1

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

2012 RESTRICTED STOCK UNIT AWARD AGREEMENT

To:                             Edward R. Muller

Congratulations on your selection as a recipient of restricted stock units (“Restricted Stock Units”) under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  The employment agreement between you and the Company dated April 11, 2010 (the “Employment Agreement”), this Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.

Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan and terms used that are defined in the Employment Agreement will have the meanings ascribed to them in the Employment Agreement.

1.                                      Terms.  Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Restricted Stock Units as outlined below:

Grant Date:	February 27, 2012

Number of Restricted Stock Units:	511,681

2.                                      Vesting.  Except as provided in Section 3 below, the Restricted Stock Units will vest on the following dates (each such date, a “Vesting Date”):

170,560 Restricted Stock Units on February 27, 2013;

170,560 Restricted Stock Units on February 27, 2014; and

170,561 Restricted Stock Units on February 27, 2015

3.                                      Impact of Change in Employment Status.

(i)                                  Termination Without Cause or for Good Reason, Death, Disability or Retirement.  In the event your employment with the Company is terminated (i) by the Company without Cause, (ii) by you for Good Reason or (iii) as a result of your death, Disability or Retirement, all Restricted Stock Units that have not already vested as of the date of such termination shall vest immediately.

(ii)                              Termination for Cause, Voluntary Resignation Without Good Reason.  In the event of your termination of employment with the Company (i) by the Company for Cause or (ii) by reason of your resignation from the Company for any reason other than for Good Reason (or other than due to your death, Disability or Retirement), all Restricted Stock Units that have not already vested as of the date of such termination will be forfeited.

(iii)                            Termination in Connection with a Change in Control.  In the event your employment with the Company is terminated in connection with a Change in Control as provided in the Employment Agreement, all Restricted Stock Units that have not already vested as of the date of such termination shall vest immediately.

4.                                      Book Entry Account.  Within a reasonable time after the date of this Agreement, the Company shall instruct its transfer agent or stock plan administrator to establish a book entry account representing the Restricted Stock Units in your name effective as of the Grant Date, provided that the Company shall retain control of such account until the Restricted Stock Units have become vested in accordance with this Agreement and shares of Common Stock have been issued in settlement of the Restricted Stock Units.

5.                                    Distribution of Shares.  Consistent with the provisions of Section 3 of this Award and except as provided in the following sentence, on the day following your termination of employment with the Company, you (or in the event of your death or incapacity in connection with a Disability, your executor, administrator, trustee, guardian or other duly appointed legal representative, as the case may be) will receive one share of the Company’s Common Stock, as provided in Section 1 above in satisfaction of each Restricted Stock Unit credited to your account under Section 4 above and vested either theretofore or by reason of the event resulting in such termination.  Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations and guidance thereunder, any distribution of shares of Common Stock under this Award shall be delayed to the first day after the six-month anniversary of your separation from service, as defined in Code Section 409A and the applicable regulations and guidance thereunder.

6.                                      Stockholder Rights; Dividend Equivalents.  The Restricted Stock Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Restricted Stock Units.  However, if and when cash dividends or other cash distributions are paid or distributed with respect to the Common Stock while the Restricted Stock Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be reflected in your account.  Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times the underlying Restricted Stock Units are vested and paid.

7.                                      Transferability.  No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 7, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement.  Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 7 shall be null and void.

8.                                      Withholding; Code Section 409A.  The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the time the tax and withholding obligation arises, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Fair Market Value of the shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes.  The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

9.                                      Employment Agreement and Plan Provisions.  In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Employment Agreement and in the Plan, which are incorporated herein by reference.  In the event of any conflict between the provisions of this Award or the Plan and the Employment Agreement, the Employment Agreement shall control.

10.                               Notice.  Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered.  Notice to the Company shall be addressed to the Company’s General Counsel at 1000 Main St., Houston, TX 77002.  Notice to you shall be addressed to you at your most recent home address on record with the Company.  Notices are effective upon receipt.

11.                               Requirements of Law.  The granting of Restricted Stock Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.                               Miscellaneous.

a.                                      Limitation of Rights.  The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate your services at any time, or your right to terminate your services at any time.

b.                                      Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

c.                                       Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

13.                               Acceptance of Award.  You are deemed to accept this Award and to agree that it is subject to the terms and conditions set forth in this Agreement and the Plan unless you provide the Company written notification not later than 30 days after the Grant Date of your rejection of this Award (in which case your Award will be forfeited and you shall have no further right or interest therein as of the Grant Date).

GENON ENERGY, INC.

/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President, Human Resources and Administration